June 28, 2004

By SEDAR

Alberta Securities Commission
410, 300 - Fifth Avenue S.W.
Calgary, Alberta T2P 3C4

Dear Sirs/Mesdames:

Re:      Provident Energy Trust (the "Trust")
            Mutual Reliance Review System ("MRRS") For Prospectuses

In connection with the filing of the preliminary short form prospectus of the Trust dated June 28, 2004 and in accordance with Section 7.5 of National Policy No. 43-201, the Trust confirms to the Alberta Securities Commission the following:

  materials, including all required translations, have been filed with all non-principal regulators that have not opted out of the MRRS for the materials;

  in respect of each jurisdiction in which the materials are filed, the Trust has filed or delivered all documents required to be filed or delivered under the local securities legislation and is not subject to a cease trade order issued by a local securities regulatory authority;

  in each jurisdiction in which the securities will be offered to purchasers, at least one underwriter that has signed the certificate is registered, or has filed an application for registration or an application for exemptive relief from the requirement to be registered;

  in the case of distributions to be effected by the Trust, the Trust is registered in each jurisdiction in which the securities will be offered to purchasers or has filed an application for registration; and

  all necessary relief from applicable securities legislation or securities directions has been applied for and granted by the principal regulator and non-principal regulators.
PROVIDENT ENERGY TRUST by
Provident Energy Ltd.

By: (Signed)Thomas W. Buchanan
Chief Executive Officer